Exhibit 99.1

Worthington Reports Fourth Quarter and Fiscal Year Results

COLUMBUS, Ohio, June 27, 2013 – Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $704.1 million and net earnings of $33.5 million, or $0.46 per share, for its fiscal 2013 fourth quarter ended May 31, 2013.  In the fourth quarter of the prior year, the Company reported net sales of $755.4 million and net earnings of $52.1 million, or $0.75 per share.

The current quarter included several impairment and restructuring charges totaling $10.8 million, pre-tax.  The most significant were a $4.8 million charge for the write-off of the investment in the 40% owned China metal framing joint venture, a $3.0 million charge for the partial impairment of the Pressure Cylinders investment in its 60% owned consolidated joint venture in India, and a $2.5 million accrual for expected severance associated with the previously announced consolidation of the BernzOmatic hand torch manufacturing operation in Medina, N.Y. into the Company’s Chilton, Wis., facility.  These charges reduced net earnings in the current quarter by $0.14 per share.  In addition, inventory holding losses in the current quarter further reduced earnings by $0.02 per share.

For the fiscal year ended May 31, 2013, the Company reported net earnings of $136.4 million, or $1.91 per share. Net sales were $2,612.2 million, up 3%, or $77.5 million, primarily due to acquisitions, but partially offset by lower average selling prices, which were impacted by the declining market price of steel. Current year earnings were adversely affected by impairment and restructuring charges totaling $13.0 million, pretax, or $0.17 per share.  In the prior year, earnings included $6.2 million of pre-tax restructuring charges, or $0.06 per share.

The consolidated results for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share data)

	4Q 2013	3Q 2013	4Q 2012	12M 2013	12M 2012
Net sales	$704.1	$619.5	$755.4	$2,612.2	$2,534.7
Operating income	33.5	33.4	59.5	129.1	101.6
Equity income	21.0	25.7	22.2	94.6	92.8
Net earnings	33.5	37.1	52.1	136.4	115.6
Earnings per share	$0.46	$0.52	$0.75	$1.91	$1.65

“We had a solid performance this quarter and an excellent fiscal year.  Excluding impairment and restructuring charges, we achieved the highest annual earnings per share in our history,” said John McConnell, Chairman and CEO.  “There was some softening in Steel’s volumes, largely attributable to one tolling customer, but the results were strong from Cylinders as the segment increased sales in retail products and alternative fuels, and found new markets in oil and gas through our acquisitions and product development.  The Engineered Cabs business remained soft and it is focused on improvement through our Transformation and leadership changes.  The joint ventures had a very strong performance this quarter, particularly WAVE, ClarkDietrich and TWB.”

Worthington Industries
June 27, 2013

Consolidated Quarterly Results

Net sales for the fourth quarter were $704.1 million, down 7% from the comparable quarter in the prior year, when net sales were $755.4 million. The decrease resulted largely from lower average selling prices, primarily in Steel Processing, which were affected by the declining market price of steel.

Gross margin for the current quarter was $111.1 million, compared to $121.5 million in the prior year quarter. The $10.4 million decrease was primarily the result of lower overall volumes.

SG&A expense increased $6.3 million over the prior year quarter, primarily due to acquisitions.

Operating income for the current quarter was $33.5 million, compared to $59.5 million in the prior year quarter.  This $26.0 million decrease was driven by lower volumes in Steel Processing and Engineered Cabs combined with $7.0 million of impairments and restructuring charges. The current quarter charges include a $5.0 million impairment charge related to the consolidated joint venture in India ($5.0 million represents 100% of the charge, while 40%, or $2.0 million, is eliminated in earnings attributable to non-controlling interests, resulting in a net reduction to earnings of $3.0 million). Severance costs related to the Medina consolidation are expected to be $2.5 million.  These charges are recorded in Pressure Cylinders.

Interest expense was $6.2 million for the current quarter, compared to $5.0 million in the comparable period in the prior year, as the impact of higher average interest rates from an increase in the usage of long-term debt versus short-term debt, more than offset the impact of lower average debt levels.

Unconsolidated joint ventures had net sales totaling $447.0 million and contributed $21.0 million in equity income in the current quarter. This is a $1.2 million decrease from the comparable quarter in the prior year, but the current quarter included a $4.8 million charge for the write-off of the   investment in the China joint venture.  With the exception of the China joint venture, all unconsolidated joint ventures posted positive results, led by WAVE, TWB, and ClarkDietrich, which contributed $15.3 million, $3.7 million, and $2.9 million of equity income, respectively.  The equity income from ClarkDietrich and WAVE exceeded the prior year quarter by $2.7 million and $1.1 million, respectively.

For the current quarter, income tax expense of $16.7 million was lower than the $23.2 million expense in the prior year quarter.  This was primarily due to lower taxable income.  The current quarter tax expense reflected an effective rate of 33.3% compared to 30.9% for the prior year quarter.  The impairment charges increased the effective tax rate, as a tax benefit was not provided by all of the charges.

Balance Sheet

At quarter end, total debt was $521.1 million, up $82.8 million from February 28, 2013, as the acquisition of the Palmer business raised borrowing needs. As of May 31, 2013, the Company had utilized all of the $100.0 million available under its trade accounts receivable securitization facility, and $8.3 million was drawn on the Company’s $425.0 million revolving credit facility.

Worthington Industries
June 27, 2013

Quarterly Segment Results

Steel Processing’s net sales of $374.6 million were down 13%, or $55.0 million, from the prior year quarter.  Lower average selling prices negatively impacted net sales by $30.9 million, and lower direct and toll processing volumes reduced sales by $24.1 million.  The mix of direct versus toll processing tons was 56% to 44% this quarter, compared with 53% to 47% in the comparable quarter of the prior year.  Operating income decreased $13.2 million due to the lower volumes, and the negative impact of inventory holding losses compared to gains in the prior year quarter. The prior year quarter also included a $2.1 million gain from the sale of the Vonore, Tenn. facility.  These decreases were partially offset by lower operating expenses.

Pressure Cylinders’ net sales of $252.3 million were up 7%, or $15.5 million, from the comparable prior year quarter aided by the acquisitions of Westerman and Palmer.  Pressure Cylinders’
operating income was $16.4 million, down $5.4 million from the prior year quarter.  The decrease was driven by the $5.0 million impairment charge related to the consolidated joint venture in India and the $2.5 million severance charges for Medina.  Excluding these items, operating income was up due to the impact of acquisitions.

Engineered Cabs generated net sales of $55.1 million in the current quarter and reported an operating loss of $1.2 million. These results were impacted by lower volumes from its largest customer, which had lower demand and experienced production delays during the quarter.

The “Other” category includes the Construction Services, Energy Innovations and Steel Packaging operating segments, as well as other non-allocated expenses.  Operations in this category reported net sales of $22.0 million, which were down $2.9 million compared to the prior year quarter.  These operations reported a combined loss of $1.0 million for the quarter compared to $1.1 million in the prior year quarter.

Fiscal 2013 and Recent Business Developments

•
On August 10, 2012, the Company issued $150.0 million aggregate principal amount of 12-year Senior Notes due 2024 through a private placement with Prudential Capital Group.  The Senior Notes bear interest at a fixed rate of 4.6%.

•
On September 17, 2012, the Company acquired Westerman, Inc., a leading manufacturer of tanks and pressure vessels for the oil and gas and nuclear markets, as well as joists for marine applications.  Westerman is included in the Pressure Cylinders business segment.

•
On April 9, 2013, the Company acquired the business of Palmer Mfg. & Tank, Inc., a manufacturer of steel and fiberglass tanks and processing equipment for the oil and gas industry, and custom manufactured fiberglass tanks for agricultural, chemical and general industrial applications. The purchase price was $113.5 million.  Palmer is included in the Pressure Cylinders business segment.

Worthington Industries
June 27, 2013

•
On May 21, 2013, the Company announced that John Lamprinakos will become the next president of Engineered Cabs effective July 1, 2013, replacing Robert Kluver who is retiring in December.  Charlie Chiappone was announced as Lamprinakos’ successor as president of WAVE – Worthington Armstrong Venture.

•	During the fourth quarter, the Company repurchased a total of 925,000 common shares for $30.4 million at an average price of $32.88.

•
On June 21, 2013, the Company announced the consolidation of BernzOmatic hand torch manufacturing operations in Medina, N.Y. into its existing facility in Chilton, Wis.  The Company estimates that the consolidation and closure will result in one-time restructuring charges in the range of $4.0 million to $5.0 million, primarily due to severance costs, relocation and equipment installation, training costs and other miscellaneous start-up costs.

•
On June 26, 2013, the board of directors declared a quarterly dividend of $0.15 per share, an increase of $0.02 per share from the prior quarter.  The dividend is payable on September 27, 2013 to shareholders of record September 13, 2013.

Outlook

“Our outlook remains positive.  We are positioned for growth both organically and from our acquisitions,” said McConnell.  “We enter the new fiscal year with a solid strategy focused on continuing to deliver strong results with a dedicated management team and workforce.  There is continued strength in automotive with shortened or eliminated summer shutdowns and we anticipate some improvement in commercial construction.  Our Cylinders business has nicely integrated its two recently acquired businesses in the oil and gas tank market.  We believe that Engineered Cabs is a good business that will benefit this year from the full implementation of the Transformation to optimize and improve operations.”

Conference Call

Worthington will review fourth quarter and full-year results during its quarterly conference call on June 27, 2013, at 1:30 p.m., Eastern Daylight Savings Time.  Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

Corporate Profile

Worthington Industries is a leading diversified metals manufacturing company with 2013 fiscal year sales of $2.6 billion. The Columbus, Ohio based company is North America’s premier value-added steel processor and a leader in manufactured pressure cylinders, such as propane, oxygen and helium tanks, hand torches, refrigerant and industrial cylinders, camping cylinders, exploration, recovery and production products for global energy markets; scuba tanks, and compressed natural gas storage cylinders; custom-engineered open and enclosed cabs and operator stations for heavy mobile equipment; framing systems for mid-rise buildings; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings, laser welded blanks, and light gauge steel framing for commercial and residential construction. Worthington employs more than 10,000 people and operates 83 facilities in 11 countries.

Worthington Industries
June 27, 2013

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier, and shareholder, and it serves as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement
The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to outlook, strategy or business plans; future or expected growth, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; projected profitability potential, capacity, and working capital needs; demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; pricing trends for raw materials and finished goods and the impact of pricing changes; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expected benefits from transformation plans, cost reduction efforts and other new initiatives; expectations for increasing volatility or improving and sustaining earnings, earnings potential, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the outcome of negotiations surrounding the United States debt and budget, which may be adverse due to its impact on tax increases, governmental spending, and customer confidence and spending; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industry as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the acceptance of our products in new markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company’s markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the effect of changes to healthcare laws in the United States which may increase our healthcare and other costs and negatively impact our operations and financial results; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended May 31, 2012 and in “Part II-Item 1A – Risk Factors” of our Quarterly Report on form 10-Q for the quarterly period ended February 28, 2013.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2013	2012	2013	2012
Net sales	$704,060	$755,407	$2,612,244	$2,534,701
Cost of goods sold	592,950	633,939	2,215,601	2,201,833
Gross margin	111,110	121,468	396,643	332,868
Selling, general and administrative expense	70,580	64,318	258,324	225,069
Impairment of long-lived assets	4,968	355	6,488	355
Restructuring and other expense	1,482	1,277	3,293	5,984
Joint venture transactions	584	(3,985)	(604)	(150)
Operating income	33,496	59,503	129,142	101,610
Other income (expense):
Miscellaneous income	388	911	1,452	2,319
Interest expense	(6,167)	(4,980)	(23,918)	(19,497)
Equity in net income of unconsolidated affiliates	21,044	22,211	94,624	92,825
Earnings before income taxes	48,761	77,645	201,300	177,257
Income tax expense	16,744	23,231	64,465	51,904
Net earnings	32,017	54,414	136,835	125,353
Net earnings (loss) attributable to noncontrolling interest	(1,506)	2,336	393	9,758
Net earnings attributable to controlling interest	$33,523	$52,078	$136,442	$115,595

Basic
Average common shares outstanding	70,201	68,752	69,301	69,651
Earnings per share attributable to controlling interest	$0.48	$0.76	$1.97	$1.66

Diluted
Average common shares outstanding	72,999	69,472	71,314	70,252
Earnings per share attributable to controlling interest	$0.46	$0.75	$1.91	$1.65

Common shares outstanding at end of period	69,752	67,906	69,752	67,906

Cash dividends declared per share	$-	$0.12	$0.52	$0.48

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 31,	May 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$51,385	$41,028
Receivables, less allowances of $3,408 and $3,329 at May 31,
2013 and 2012, respectively	394,327	400,869
Inventories:
Raw materials	175,093	211,543
Work in process	103,861	115,510
Finished products	77,814	74,887
Total inventories	356,768	401,940
Income taxes receivable	724	892
Assets held for sale	3,040	7,202
Deferred income taxes	21,928	20,906
Prepaid expenses and other current assets	38,711	41,402
Total current assets	866,883	914,239

Investments in unconsolidated affiliates	246,125	240,882
Goodwill	213,858	156,681
Other intangible assets, net of accumulated amortization of $26,669 and
$16,103 at May 31, 2013 and 2012, respectively	147,144	100,333
Other assets	17,417	22,585
Property, plant and equipment, net	459,430	443,077
Total assets	$1,950,857	$1,877,797

Liabilities and equity
Current liabilities:
Accounts payable	$222,696	$252,334
Short-term borrowings	113,728	274,923
Accrued compensation, contributions to employee benefit plans
and related taxes	68,043	71,271
Dividends payable	551	8,478
Other accrued items	36,536	38,231
Income taxes payable	6,268	11,697
Current maturities of long-term debt	1,092	1,329
Total current liabilities	448,914	658,263

Other liabilities	70,882	72,371
Distributions in excess of investment in unconsolidated affiliate	63,187	69,165
Long-term debt	406,236	257,462
Deferred income taxes	89,401	73,099
Total liabilities	1,078,620	1,130,360

Shareholders' equity - controlling interest	830,822	697,174
Noncontrolling interest	41,415	50,263
Total equity	872,237	747,437
Total liabilities and equity	$1,950,857	$1,877,797

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2013	2012	2013	2012
Operating activities
Net earnings	$32,017	$54,414	$136,835	$125,353
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	18,333	15,247	66,469	55,873
Impairment of long-lived assets	4,968	355	6,488	355
Provision for deferred income taxes	(8,052)	(6,736)	1,798	775
Bad debt expense	208	134	783	339
Equity in net income of unconsolidated affiliates, net of distributions	8,308	(2,730)	(10,948)	(1,019)
Net loss (gain) on sale of assets	1,343	(3,993)	1,121	(5,918)
Stock-based compensation	2,684	3,166	13,270	11,742
Excess tax benefits - stock-based compensation	(1,728)	(578)	(5,183)	(578)
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	(8,277)	(26,493)	18,801	956
Inventories	34,372	(6,416)	77,115	17,310
Prepaid expenses and other current assets	(763)	(4,648)	871	8,478
Other assets	1,501	2,347	4,636	4,141
Accounts payable and accrued expenses	(12,612)	11,024	(47,483)	(45,847)
Other liabilities	4,992	1,601	8,404	1,689
Net cash provided by operating activities	77,294	36,694	272,977	173,649

Investing activities
Investment in property, plant and equipment, net	(10,186)	(15,913)	(44,588)	(31,713)
Acquisitions, net of cash acquired	(113,115)	(7,680)	(175,225)	(239,851)
Distributions from unconsolidated affiliates	863	2,641	863	45,879
Proceeds from sale of assets	747	22,565	16,974	37,089
Net cash provided (used) by investing activities	(121,691)	1,613	(201,976)	(188,596)

Financing activities
Net proceeds from (repayments of) short-term borrowings	83,140	(10,833)	(168,446)	97,626
Proceeds from long-term debt	-	5,880	150,000	5,880
Principal payments on long-term debt	(310)	(247)	(1,480)	(342)
Proceeds from issuance of common shares	4,954	1,407	37,914	11,116
Excess tax benefits - stock-based compensation	1,728	578	5,183	578
Dividends from (payments to) noncontrolling interest, net	(672)	250	(9,254)	(9,494)
Repurchase of common shares	(30,417)	(21,298)	(30,417)	(73,418)
Dividends paid	-	(8,282)	(44,144)	(32,138)
Net cash provided (used) by financing activities	58,423	(32,545)	(60,644)	(192)

Increase (decrease) in cash and cash equivalents	14,026	5,762	10,357	(15,139)
Cash and cash equivalents at beginning of period	37,359	35,266	41,028	56,167
Cash and cash equivalents at end of period	$51,385	$41,028	$51,385	$41,028

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2013	2012	2013	2012
Volume:
Steel Processing (tons)	703	797	2,659	2,898
Pressure Cylinders (units)	23,363	24,011	82,189	71,777

Net sales:
Steel Processing	$374,645	$429,615	$1,443,499	$1,578,509
Pressure Cylinders	252,328	236,818	859,264	770,101
Engineered Cabs	55,075	64,099	226,002	104,272
Other	22,012	24,875	83,479	81,819
Total net sales	$704,060	$755,407	$2,612,244	$2,534,701

Material cost:
Steel Processing	$265,491	$305,698	$1,036,075	$1,159,316
Pressure Cylinders	123,854	117,161	409,101	386,727
Engineered Cabs	26,912	31,790	112,769	53,905

Selling, general and administrative expense:
Steel Processing	$29,013	$29,356	$107,931	$109,147
Pressure Cylinders	31,366	23,735	106,947	83,093
Engineered Cabs	6,878	6,195	27,448	10,499
Other	3,323	5,032	15,998	22,330
Total selling, general and administrative expense	$70,580	$64,318	$258,324	$225,069

Operating income (loss):
Steel Processing	$19,279	$32,509	$66,116	$71,578
Pressure Cylinders	16,402	21,775	66,367	45,108
Engineered Cabs	(1,209)	6,325	4,158	4,878
Other	(976)	(1,106)	(7,499)	(19,954)
Total operating income	$33,496	$59,503	$129,142	$101,610

The following provides detail of impairment of long-lived assets and restructuring and other expense and joint venture transactions included in operating income by segment presented above.

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2013	2012	2013	2012
Impairment of long-lived assets and restructuring and other expense (income):

Steel Processing	$-	$-	$-	$-
Pressure Cylinders	7,450	52	9,153	52
Engineered Cabs	-	-	-	-
Other	(1,000)	1,580	628	6,287
Total impairment of long-lived assets and
restructuring and other expense	$6,450	$1,632	$9,781	$6,339

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2013	2012	2013	2012
Joint venture transactions:
Steel Processing	$-	$(2,102)	$-	$(2,102)
Pressure Cylinders	-	-	-	-
Engineered Cabs	-	-	-	-
Other	584	(1,883)	(604)	1,952
Total joint venture transactions	$584	$(3,985)	$(604)	$(150)